EXHIBIT 99.2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

INDEPENDENT AUDITOR’S CONSENT

To: Export Development Canada

I consent to the use of my independent auditor’s report dated 25 March 2020 to the Minister of Small Business, Export Promotion and International Trade on the consolidated financial statements of Export Development Canada, which comprise the consolidated statement of financial position as at 31 December 2019, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is included in the 2019 Annual Report of Export Development Canada attached to the Form 18-K to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 24 April 2020.

/s/ Normand Lanthier

Normand Lanthier, CPA, CA

Principal

for the Interim Auditor General of Canada

Ottawa, Canada

24 April 2020